As filed with the Securities and Exchange Commission on April 29, 2011
Registration No. 333-172839

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 6
to
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NetQin Mobile Inc.
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

No. 4 Building
11 Heping Li East Street
Dongcheng District
Beijing 100013
The People’s Republic of China
(86-10) 8565-5555
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
(212) 750-6474
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700	Leiming Chen, Esq. Simpson Thacher & Bartlett LLP 35/F, ICBC Tower 3 Garden Road, Central Hong Kong (852) 2514-7600

Approximate date of commencement of proposed sale to the public:  as soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum		Amount of
Title of Each Class of	Amount to be	Offering Price	Proposed Maximum Aggregate	Registration
Securities to be Registered(1)	Registered	Per Share	Offering Price(2)(3)	Fee
Class A common shares, par value $0.0001 per share	41,071,430	$2.30	$94,464,289	$10,967.30(4)

(1)	American depositary shares issuable upon deposit of the Class A common shares registered hereby will be registered under a separate registration statement on Form F-6 (Registration No. 333-173389). Each American depositary share represents five Class A common shares.

(2)	Includes Class A common shares that are issuable upon the exercise of the underwriters’ option to purchase additional shares. Also includes Class A common shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These Class A common shares are not being registered for the purpose of sales outside the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

During the past three years, we have issued the following securities (including options to acquire our common shares).

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration ($)

Series B Preferred Share Investors(1)	December 17, 2007	34,926,471 Series B Preferred Shares	$12,503,677
Series C Preferred Share Investors(2)	April 26, 2010	29,687,500 Series C Preferred Shares	$16,999,063
Series C-1 Preferred Share Investors(3)	November 12 and November 30, 2010	16,773,301 Series C-1 Preferred Shares	$14,119,765
Employees, directors and consultants	Various dates(4)	Options to purchase 35,420,617 common shares that were outstanding as of December 31, 2010(4)	Services to our company
Three directors and executive officers	February 28, 2011	Options to purchase 8,020,000 common shares	Services to our company
Executive officer and employees	March 15, 2011	Option to purchase 1,111,825 common shares	Services to our Company

footnotes on following page

(1)	Include GSR Ventures II, L.P., GSR Associates II, L.P., Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., Sequoia Capital China Principals Fund I, L.P., Ceyuan Ventures I, L.P., Ceyuan Ventures Advisors Fund, LLC, Fidelity Asia Ventures Fund, L.P. and Fidelity Asia Principals Fund, L.P.
(2)	Include Smooth Flow Limited, Ceyuan Ventures I, L.P., Ceyuan Ventures Advisors Fund, LLC, GSR Ventures II, L.P. and GSR Associates II, L.P.
(3)	The November 12 issuance includes Pacific Growth Ventures, L.P., H.T.C. (B.V.I.) CORP., Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., Sequoia Capital China Principals Fund I, L.P., GSR Ventures II, L.P., GSR Associates II, L.P., Banean Holdings Ltd., Ceyuan Ventures I, L.P., Ceyuan Ventures Advisors Fund, LLC and Asia Ventures II L.P.; the November 30 issuance includes QUALCOMM Incorporated, CMC Capital Investments, L.P., Montford Consulting Ltd., Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P. and Sequoia Capital China Principals Fund I, L.P.
(4)	We granted stock options on the following dates and at the following exercise prices: (i) on August 8, 2007, 4,260,000 options, on November 8, 2007, 6,000,000 options and on December 15, 2010, 5,500,000 options, each with an exercise price of $0.07 per share; (ii) on February 8, 2008, 3,779,500 options, on August 8, 2008, 1,580,000 options, on April 8, 2009, 4,649,500 options and on December 8, 2009, 1,059,000 options, each with an exercise price of $0.25 per share; and (iii) on August 8, 2010, 5,123,500 options, on November 8, 2010, 235,500 options, and on December 15, 2010, 3,604,117 options; each with an exercise price of $0.40 per share.

We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act, Section 4(2) of the Securities Act or Rule 701 under the Securities Act regarding transactions not involving a public offering. The private issuances of the preferred shares were non-public offerings. The grants of stock options on various dates were made to some of our employees, directors and consultants outside of the U.S. pursuant to our 2007 Global Share Plan. See “Management — 2007 Global Share Plan” for a description of the principal terms of the plan. The aggregate amount of common shares underlying the stock options granted during any consecutive 12-month period has not exceeded 15% of our outstanding common shares (including common shares into which the preferred shares will automatically convert immediately upon the completion of this offering) as of December 31, 2010. No underwriters were involved in any of these issuances.

Item 8.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 29, 2011.

NETQIN MOBILE INC.

By:	/s/ Henry Yu Lin
Name:     Henry Yu Lin

Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on April 29, 2011.

Signature		Title

/s/ Henry Yu Lin Name: Henry Yu Lin		Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)

* Name: Suhai Ji		Chief Financial Officer (principal financial and accounting officer)

* Name: James Ding		Director

* Name: Jun Zhang		Independent Director

* Name: Weiguo Zhao		Director

* Name: Xu Zhou		Director

* Name: Vincent Wenyong Shi		Director and Chief Operating Officer

* Name: Ying Han		Independent Director

/s/ Kate Ledyard Name: Kate Ledyard Title: Manager, Law Debenture Corporate Services Inc.		Authorized U.S. Representative

* By:	/s/ Henry Yu Lin
Name: Henry Yu Lin Attorney-in-fact

NetQin Mobile Inc.

EXHIBIT INDEX

Exhibit
Number		Description of Document

1.1		Form of Underwriting Agreement
3	.1†	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect
3	.2†	Sixth Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the completion of this offering)
4	.1†	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
4	.2†	Registrant’s Specimen Certificate for Common Shares
4	.3†	Form of Deposit Agreement, among the Registrant, the depositary and holder of the American Depositary Receipts
4	.4†	Third Amended and Restated Shareholders Agreement between the Registrant and other parties therein dated as of November 12, 2010
4	.5†	Third Amended and Restated Voting Agreement between the Registrant and other parties therein dated as of November 12, 2010
4	.6†	Share Purchase Agreement between the Registrant and other parties therein dated as of April 26, 2010
4	.7†	Share Purchase Agreement between the Registrant and other parties therein dated as of November 12, 2010
5	.1†	Form of opinion of Maples and Calder regarding the validity of the common shares being registered
8	.1†	Form of opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters
8	.2†	Form of opinion of Maples and Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8	.3†	Form of opinion of Jincheng Tongda & Neal regarding certain PRC legal matters
10	.1†	Amended and Restated 2007 Global Share Plan and amendments thereto
10	.2†	2011 Share Incentive Plan
10	.3†	Form of Indemnification Agreement between the Registrant and its directors and officers
10	.4†	Form of Employment Agreement between the Registrant and the officers of the Registrant
10	.5†	English translation of Business Operations Agreement, dated as of June 5, 2007, among NetQin Beijing, Beijing Technology and the shareholders of Beijing Technology
10	.6†	English translation of Equity Interest Pledge Agreement, dated as of August 6, 2007, as amended, among NetQin Beijing and the shareholders of Beijing Technology
10	.7†	English translation of Exclusive Technical Consulting Services Agreement, as amended, dated as of June 5, 2007, between NetQin Beijing and Beijing Technology
10	.8†	English translation of Equity Disposition Agreement, dated as of June 5, 2007, among NetQin Beijing, Beijing Technology and the shareholders of Beijing Technology
10	.9†	English translation of Patented Technology License Agreement, dated as of January 7, 2011, among Mr. Henry Yu Lin, Mr. Vincent Wenyong Shi, and Mr. Xianle Ni.
10	.10†	English translation of Loan Agreements, dated as of June 5, 2007, as amended, among NetQin Beijing, NetQin Mobile Inc. and the shareholders of Beijing Technology
10	.11††	English translation of Value-Added Information Services Channel Cooperation Agreement (Overseas), dated as of April 1, 2010, as amended, between NetQin Mobile Inc. and Tianjin Yidatong Technology Development Co., Ltd.
10	.12††	English translation of Wireless Value-Added Applications Services Channel Cooperation Agreement (Domestic), dated as of June 1, 2010, between Beijing Technology and Tianjin Yidatong Technology Development Co., Ltd.

Exhibit
Number		Description of Document

10	.13†	English translation of Framework Agreement on Value-Added Services for Mobile Security, dated as of January 2, 2008, between Beijing Technology and China Mobile Communications Corporation
10	.14††	English translation of Business Cooperation Agreement, dated as of May 20, 2010, between Beijing Technology and China Mobile Group Beijing Co., Ltd.
21	.1†	Subsidiaries of the Registrant
23	.1†	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, an independent registered public accounting firm
23	.2†	Consent of Maples and Calder (included in Exhibit 5.1)
23	.3†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
23	.4†	Consent of Jincheng Tongda & Neal (included in Exhibit 8.3)
24	.1†	Powers of Attorney (included on signature page)
99	.1†	Code of Business Conduct and Ethics of the Registrant

†	Previously filed.

††	Confidential treatment has been requested for certain confidential portion of this exhibit pursuant to Rule 406 under the Securities Act. In accordance with Rule 406, these confidential portions have been filed separately with the Commission.